                                                                    EXHIBIT 99.2
                                                                    ------------


CONTACT:
-------
Mr. Robert M. Doyle, Senior Vice President and
Chief Financial Officer; (516) 484-2300
Coinmach Laundry Corporation

FOR IMMEDIATE RELEASE:
---------------------


          New York, New York, October 8, 1997 - Coinmach Corporation ("Coinmach"), a wholly-owned subsidiary of Coinmach Laundry Corporation (NASDAQ National Market: "WDRY") announced today receipt of consents from the holders of its Series B 11 3/4% Senior Notes due 2005 (the "Notes") necessary to modify the covenant in its indenture restricting Coinmach's ability to incur debt. The amendment, which will go into effect today, will provide Coinmach with greater flexibility to incur additional indebtedness during the next twenty four months. Notwithstanding the receipt of requisite consents, Coinmach (i) will continue to accept consents from holders of the Notes until 5:00 p.m., New York City time on Tuesday, October 14, 1997 and (ii) continue to pay a consent fee of $8.75 per $1,000 principal amount of Notes to each such holder who tenders an accepted consent in accordance with the terms of the consent solicitation on or prior to that time.

          Coinmach Laundry Corporation is the nation's leading provider of coin-operated laundry equipment services for multi-family properties. Coinmach owns and operates approximately 415,000 coin-operated washers and dryers on routes in over 42,000 locations throughout the United States and northern Mexico.
Coinmach is also a distributor of laundromat equipment and turnkey laundromats.



                                      ###
                                                                     Page 6 of 6